FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-20

NEW ISSUE CMBS: $717.447MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2015-C27

CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

CO-MANAGER:                     CIBC, DREXEL HAMILTON, SOC. GEN.

PUBLICLY OFFERED CERTIFICATES

		PRIN	NOI
CLASS	Moody's/KBRA/Mstar	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%
A-1	Aaa(sf)/AAA(sf)/AAA	$46.400	2.82	30.000%	1-60	14.7%	42.8%
A-SB	Aaa(sf)/AAA(sf)/AAA	$72.000	7.25	30.000%	60-112	14.7%	42.8%
A-2	Aaa(sf)/AAA(sf)/AAA	$40.000	8.14	30.000%	98-98	14.7%	42.8%
A-3#	Aaa(sf)/AAA(sf)/AAA	$175.000#	9.51	30.000%	112-118	14.7%	42.8%
A-4*	Aaa(sf)/AAA(sf)/AAA	$242.202*	9.85	30.000%	118-119	14.7%	42.8%
A-S	Aa2(sf)/AAA(sf)/AAA	$57.560	9.90	23.000%	119-120	13.4%	47.1%
B	NR/AA-(sf)/AA-	$49.338	9.98	17.000%	120-120	12.4%	50.8%
C	NR/A-(sf)/A-	$34.947	9.98	12.750%	120-120	11.8%	53.4%

# $50mm pre-placed, $125mm bonds available

* $35mm of the class is being retained. $207.202mm bonds available

POOL BALANCE:	$822.289MM
NUMBER OF LOANS/PROPERTIES:	55/167
WA MORTGAGE INT. RATE:	4.559%
WA CUT-OFF LTV:t	61.2%
WA UW NCF DSCR:	1.60x
WA UW NOI DEBT YLD:	10.3%
WA ORIG TERM TO MATURITY:	127
WA ORIG AMORTIZING TERM:	342
TEN LARGEST LOANS:	55.5%
LOAN SELLERS:	MS(52.7%),BAML(31.8%),CIBC(9.7%),SWOOD(5.8%)
TOP 5 STATES:	TX(18.6%),NY(16.7%),CA(13.9%),FL(10.3%),LA(5.4%)
TOP 5 PROPERTY TYPES:	RT(21.9%),MF(19.5%),HT(17.0%),MU(16.4%),OF(9.9%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	CWCapital
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Situs
INITIAL CONTROLLING CLASS REP:	SEER or an affiliate thereof

HARTFORD BFAST:	Monday, Nov 9, 8:00am EST:
Hartford Breakfast (Max’s on Asylum)
BOSTON MEETING:	Monday, Nov 9, 11:30am EST:
Boston Meeting (Ritz Carlton)
MINNEAPOLIS MEETING:	Tuesday, Nov 10, 7:30am Central Time:
(The Grand Hotel)
INVESTOR GROUP CALL:	Tuesday, Nov 10, 10:30am EDT,
888-339-2688 / Code: 259 749 63

EXPECTED PRICING:	Week of 11/9
EXPECTED SETTLEMENT:	On or about 11/24

ATTACHED:	TERM SHEET, APPENDIX I

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

**** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.  ****

**** THIS INFORMATION IS NOT TO BE SHOWN OR GIVEN TO ANY PERSON OTHER THAN THE RECIPIENT, AND IS NOT TO BE FORWARDED TO ANY OTHER PERSON, COPIED OR OTHERWISE REPRODUCED OR DISTRIBUTED TO ANY OTHER PERSON IN ANY MANNER WHATSOEVER. FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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